Exhibit 99.1

VIVUS, INC.

Third Quarter 2012 Earnings Results Call

November 6, 2012

8:45 a.m. ET

Operator

Welcome to the VIVUS Third-Quarter 2012 Results Conference Call. At this time, all participants are in a listen-only mode. Later, we’ll conduct a question-and-answer session and instructions will follow at that time.

(Operator Instructions)

It is now my pleasure to turn the floor over to Tim Morris. Mr. Morris, you may begin, sir.

Tim Morris - VIVUS, Inc. - SVP Finance & CFO

Thank you, Huey. Before we get started, I’d like to remind you that, during this conference call, VIVUS will make certain statements that are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as anticipate, believe, forecast, estimate, expect, intend, likely, may, potential, plan, predict, opportunity, and should, among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.

VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in the VIVUS Form 10-K for the year ended December 31, 2011, and periodic reports filed with the Securities and Exchange Commission.

I will now turn the call over to Mr. Leland Wilson, CEO of VIVUS.

Leland Wilson - VIVUS, Inc. - CEO

Thank you, Tim. Good morning and thank you for joining us today. Joining me on the call, along with Tim, is VIVUS’ President, Peter Tam; and Mike Miller, our Chief Commercial Officer. The focus of today’s call is to provide insight on the Qsymia launch. It has been six weeks since we announced availability on September 17. We will share with you our observations on the launch and the market opportunity for Qsymia. Mike will discuss some of the specifics and his plans moving forward.

Mike will also provide an update on the physicians’ education effort, his conversations with managed care, and the recently submitted amendment to the REMS. Peter will discuss the status for the European submission for Qsiva, and lastly, Tim will review the status of STENDRA and we will review the financial results for the third quarter. Lastly, we will take your questions. Now, I’ll turn the call over to Mike for some specifics on the launch and results through October 26.

Mike Miller - VIVUS, Inc. - SVP, Chief Commercial Officer

Thank you, Leland, and good morning, everyone. Qsymia was made available on September 17. For 10 business days in the third quarter, net revenues were $41,000, which represents the 656 Qsymia prescriptions shipped from certified network pharmacies to patients. As expected, the majority of Qsymia prescriptions in Q3 ‘12, were prescribed per the package insert, with 14 days at the starting dose followed by 30 days at the recommended dose. We believe that this prescription mix will trend — will change as patients refill and may potentially titrate to other doses. Understandably, all of the prescriptions during this period were new and represented initiation of Qsymia treatment. We initially launched Qsymia with two mail-order certified pharmacies, namely CVS and Walgreens in September.

In October, we expanded the Qsymia certified pharmacy network to include Express Scripts and a large closed model HMO. In the following four weeks of October, up to and including week of October 26, an additional 4,904 Qsymia prescriptions were shipped to patients, bringing the total actual Qsymia prescriptions shipped to patients since launch to 5,560. These total prescriptions represent 3,504 unique patients on Qsymia to date. We are now seeing refill prescriptions in the last two weeks of our pharmacy data. We realize that third-party Qsymia weekly prescription numbers are of high interest to investors and analysts. We believe that they may be projecting prescriptions, capturing prescription activity in channels where Qsymia is not available, and are incapable of capturing some of the actual Qsymia activity. We do not have access to their reporting methodologies and therefore, cannot provide further insight into their reports.

I want to spend a few minutes summarizing the commercial activities that have occurred in the past few weeks. Our 150 sales representatives commenced detailing Qsymia on September 17, two weeks earlier than originally planned. The sales force has completed over 28,000 details to our 25,000 targeted physicians since launch. There is high interest in Qsymia, given its degree of efficacy, and the time spent with physicians on sales calls is longer than anticipated. This is essentially the launch of a new treatment category and requires education on the obesity condition and appropriate patient selection. Adding to the sales call time spent with the physician is the overview of the Qsymia REMS and the pharmacy network. Access to targeted accounts has been excellent, which can traditionally be a challenge in busy PCP and specialists’ offices.

Peer influence and dinner events have launched, and over 200 Qsymia speakers were trained in early October for this effort. We look forward to using these Qsymia speakers and engaging them in over 400 speaker program events scheduled in Q4 ‘12. In addition to these live programs, there was also a satellite broadcast available October 16, with over 800 participants. We have had significant presence in nine key medical society meetings in Q3 and Q4 with promotional product theaters, sponsored CME events, and exhibits. Our primary selling messages continue to be that Qsymia is the only pharmacotherapy that offers weight loss of 10% or greater and that this degree of efficacy is what can provide clinically meaningful improvements in multiple cardiovascular and metabolic risk factors like hypertension and diabetes. Two phase 3 trials showed that Qsymia’s efficacy was consistent across a wide range of patients. In addition, the product was well tolerated in clinical trials and both agents have years of clinical experience; and lastly, preferred, once-daily dosing.

Participation in our REMS HCP training program has been strong to date, with 2,666 patients — rather, HCPs completing the training. We’ve also submitted a REMS modification request to the FDA on October 17 and are awaiting comments back from the FDA on that. If approved, we plan to have Qsymia available through an expansion into select retail pharmacies, making the drug more accessible to patients. In the meantime, we continue to improve our customer service, our distribution process and education on how to prescribe and get Qsymia for both patients and providers.

Given that the obesity market has not seen a branded introduction in 13 years, payer coverage is minimal, and there is prescription abandonment due to the cash outlay. Analysis from a sample of our Qsymia pharmacy database suggests that 30% of pending prescriptions are abandoned by patients due to the cash outlay.

To address these issues, we continue to prioritize obtaining payer coverage and will deploy other tactical innovative programs to reduce out-of-patient cost for the patient — out-of-pocket costs for the patient. The average retail price for the patient for 30 days or the recommended dose is approximately $160. Currently, we are seeing one out of five being covered by third-party insurance with an average co-pay of $62. In general, we are seeing a lot of interest in Qsymia from the payer employer community. Since launch, we have received 20 unsolicited AMCP dossier requests from PBMs and payers. We are seeing the number of managed care plans have started to review the obesity category and reviewing Qsymia in their P&T committees. Some plans have already chosen to place Qsymia on Tier 3.  In addition, we have submitted Qsymia to the federal supply schedule. We will continue to target those plans and major PBMs that will make obesity part of their standard benefit. We also believe that the long-term coverage for Qsymia will look very much like any other effective prescription medication for cardio-metabolic disorders.

In summary, in the first six weeks of launch, we have identified four areas that are metering the initial adoption of Qsymia. First, we are positioning Qsymia for the management of medical obesity. Therefore, clinicians are beginning to learn how to integrate Qsymia into the treatment of patients with other chronic diseases. Keep in mind, this is a shift from past weight loss treatment options that were focused on cosmetic outcomes.

There has been very little for physicians to offer these obese patients with co-morbidities over the last decade, but our messaging is beginning to steadily drive adoption by communicating the meaningful efficacy of Qsymia and its impact on cardio-metabolic disease to healthcare providers. The awareness of and interest in the product is high, but it is a change in the care of these patients, so education will continue to be a priority for the launch.

Second, we are early in the launch and the majority of targeted healthcare providers have been seen once or twice by our sales representatives to date. As with any new category, the early adopters of Qsymia have prescribed the product for a few patients on a trial basis and are waiting to see the clinical results. As these patients report back and are monitored by physicians, positive feedback will occur and so will further adoption. We are confident in Qsymia’s efficacy and in terms of consistency across patients, that results will be seen early.

Three, the lack of coverage is a concern and a high priority for us. We estimate that a significant percentage, as I said, our pharmacy sample indicated 30% of patients choose not to fill after receiving a prescription due to cash outlay. This is a category matter. However, we believe that our anticipated success with payers and PBMs for coverage, as part of the standard benefit, and employers will also be willing to take the obesity rider and other tactics will significantly lower co-pays and reduce the cash pay burden on these prescriptions.

Fourth, the access to Qsymia for both patients and healthcare providers through the Qsymia pharmacy network as part of our REMS has been a learning process. It is a departure from a routine retail pharmacy model. REMS is an important part of Qsymia and we are committed to it for safe and appropriate use; however, we believe it can be modified so that patient access is not hindered. As such, we have submitted the REMS modification request and, if approved, it will simplify the access for patients and providers.

We remain optimistic and excited about the future of the Qsymia brand and the medical obesity treatment category. We believe that progress on these key factors over the next six months will expedite early adoption, build a foundation for the new medical obesity treatment market, and drive long-term Qsymia sales.

Now, Peter will provide a regulatory update.

Peter Tam - VIVUS, Inc. - President

Thank you, Mike, for the update on the launch. In the European Union, as we have announced, we received a formal opinion from the CHMP. As reported, the CHMP recommended against approval of the MAA for Qsiva. The reasons for their decisions were not due to any new safety findings in our MAA, but rather they were due to concerns over the potential cardiovascular and central nervous system effects associated with long-term use, teratogenic potential in use by patients for whom Qsiva is not indicated. We have notified the CHMP that we will appeal this decision and request a re-examination of the decision by the CHMP. As part of the appeal process, we will be assigned a new rapporteur and co-rapporteur. We estimate the appeal process will take six months or so and expect a decision in the first half of 2013. We will provide an update once we have received a decision on the appeal.

In the United States, we are currently finalizing the protocol for the cardiovascular outcome study for Qsymia. The ACQLAIM study will be a multi-national trial designed to study the cardiovascular outcomes of patients treated with Qsymia as compared to placebo. Both arms will receive standard of care for their co-morbidities. The trial, as it currently stands, is expected to enroll approximately 15,000 patients and should last approximately five years. The primary endpoint will be the comparison of MACE outcomes between both arms. We await final comments from the FDA and plan to initiate the study in the near term.

I will now turn the call over to Tim to discuss the Q3 results.

Tim Morris - VIVUS, Inc. - SVP Finance & CFO

Thank you, Peter. For the third quarter, we recognized net product revenues of $41,000. Given the lack of history in selling Qsymia, VIVUS will recognize revenue on the sell-through method; that is, revenue is recognized as prescriptions are shipped from the pharmacy to the patient. We obtain the prescription data directly from the pharmacy to determine the amount of revenue to recognize. We will continue to recognize revenue for Qsymia based on prescription sell-through until we have sufficient historical information to reliably estimate product returns. For the third quarter 2012, we reported a net loss of $40.4 million, or $0.40 per share, as compared to a net loss of $8.6 million, or $0.10 per share, for the third quarter last year. The increase in net loss is primarily attributed to increased Qsymia commercialization expenses.

In addition, R&D expenses increased due to the start-up costs associated with the post-approval studies for our approved products. We anticipate our expenses will increase in the fourth quarter and into 2013. For the nine months ended September 30, 2012, the net loss was $83.2 million, or $0.85 per share. This compares to a net loss of $34.7 million, or $0.42 per share, for the first nine months of 2011. Again, the increase is primarily due to higher SG&A expenses incurred for the Qsymia launch. For more information on the financial results, I refer you to the press release and the 10-Q filing for the third quarter.

On the STENDRA partnering front, we continue our discussions with potential partners to commercialize STENDRA in the United States and in our territories and the rest of the world. We anticipate separate agreements on a continental basis focused on the United States, Europe, and the rest of the world. We’ve made good progress on these discussions following the summer holidays and are working diligently to enter into appropriate agreements to commercialize avanafil.

With that, Operator, we’d like to open the call to questions.

Question and Answer

Operator

(Operator Instructions)

Our first question comes from Jason Butler with JMP Securities.  Please go ahead with your question.

Jason Butler - JMP Securities - Analyst

Hi.  Thanks for taking the question. A couple for Mike.  You touched on the point of third-party prescription data. I was wondering if you could give any more insight into what you think is or isn’t being captured by these sources and whether the value of that data will change over time?

Mike Miller - VIVUS, Inc. - SVP, Chief Commercial Officer

Yes, this is Mike. I really can’t comment on the sources of their data. I would say that, from what we have seen, they have picked up activity where Qsymia is not present. We know, for a fact, that they don’t have access to all the data and they are using a projection methodology. Beyond that, I really can’t comment. I think it’s a great question that you should probably direct to them.

Jason Butler - JMP Securities - Analyst

Okay, great. You said the lack of insurance coverage is concerning, but I guess the question is, how does it compare to your expectations ahead of the launch at this point?

Mike Miller - VIVUS, Inc. - SVP, Chief Commercial Officer

Well, I think a couple of things.  I think in terms of the coverage I’m not disappointed with the coverage to date. I think what the reality of it is, is that patients are walking away, as I said 30% abandonment at the pharmacy. That is a matter that we take very seriously. So we will continue to push for that, I think coverage is something that we have been working and I think we will bear fruit. But I believe that the initial uptake in the first six weeks and typically, formulary acceptance takes a little bit more time, but we are what we’re seeing in the first six weeks is that 30% abandonment. I just want to be clear on that.

Jason Butler - JMP Securities - Analyst

Okay, great. Finally, you provided a very detailed prescription number for both 3Q and for October.  Do you plan on giving a level of detail on a go-forward basis?

Tim Morris - VIVUS, Inc. - SVP Finance & CFO

No, we do not, Jason.

Jason Butler - JMP Securities - Analyst

Okay, great. Thanks a lot for taking the questions.

Operator

Thank you, sir.  Our next question comes from Thomas Wei with Jefferies. Please go ahead, your line is open.

Thomas Wei - Jefferies & Company - Analyst

I just wanted to understand a little bit more about the prescription numbers that you had given. When you give us these numbers like 656 during the month of September and 5,560 in total, are you counting the 14-day and the 30-day prescriptions? When somebody starts, I guess they’re supposed to get both at once. Is that one prescription in your tally or is that actually counted as two?

Mike Miller - VIVUS, Inc. - SVP, Chief Commercial Officer

Thomas, this is Mike. That includes all prescriptions. Not every patient gets two and that’s what I’d also provided 3,504 unique patients on Qsymia to date.

Thomas Wei - Jefferies & Company - Analyst

I see. But if they did get both the 14-day and the 30-day at once, that, in your tally, counts as two prescriptions?

Mike Miller - VIVUS, Inc. - SVP, Chief Commercial Officer

Yes, it does, but that doesn’t occur with every patient.

Thomas Wei - Jefferies & Company - Analyst

Just if we look at, say, the blend, the data from the third-party sources while it may not be accurate, if we just look at, say, the blend of doses that are being dispensed, for the month of September. The sales number that you reported, $41,000, still seems a little bit short of what 656 prescriptions might look like to us. Is it that they don’t have quite the right blend of doses, or am I missing something about the gross to net?

Mike Miller - VIVUS, Inc. - SVP, Chief Commercial Officer

I’ll let Tim answer this, but it is indicative — the 656 is the actual prescription data and includes the appropriate doses. I’ll let Tim on the revenue recognition.

Tim Morris - VIVUS, Inc. - SVP Finance & CFO

Yes, Thomas, Tim Morris here. I think what you are seeing there is a slightly higher gross to net then you will normally see.  When we start with a mid-month launch, we are amortizing some monthly fees there, some of the start-up fees for the REMS and for the distribution model. I think in September, you are seeing a slightly higher gross to net. We would expect, on a more normalized basis, that the gross to net would be closer to approximately 20%.

Thomas Wei - Jefferies & Company - Analyst

That’s very helpful. And then just lastly and I’ll jump back in the queue, when you talk about payer coverage and that one in five are actually providing coverage right now with the $60 average co-pay, are those definite wins that we should think about you being able to expand upon, or do some payers have kind of an almost automatic coverage until they actually make a formal reimbursement decision? I’m just trying to understand if that 20% is locked in or if we should think about that also being up for grabs over the next year as it’s being reviewed?

Mike Miller - VIVUS, Inc. - SVP, Chief Commercial Officer

So we have had some reviews and we have more reviews to come. In some of the cases, payers will cover the drug up until a review and then make a decision afterwards for a final and others will hold off and not cover until the review. We have had some reviews.  We’ve also had acceptance pending review. It’s been a mix. I think right now, this is all Tier 3.  There are PAs which are expected. I would say we are pleased, again, with the interest and the degree to which we are getting considered for P&T review. I think right now we’re satisfied.

Thomas Wei - Jefferies & Company - Analyst

Thank you.

Operator

Thank you.  Our next question in our queue comes from Cory Kasimov with JPMorgan. Please go ahead, your line is open.

Cory Kasimov - JPMorgan Chase & Co. - Analyst

Hey good morning, guys.  Thanks for taking the questions and thanks for the detail this morning. First question is, I’m wondering if you can tell us how many doctors are prescribing Qsymia at this point? I’m curious to see just how clustered prescriptions have been so far.

Mike Miller - VIVUS, Inc. - SVP, Chief Commercial Officer

Sure. We have to date, 2,614 prescribers of the drug — that’s through the week of the 26th — and those are prescriptions obviously shipped to patients.

Cory Kasimov - JPMorgan Chase & Co. - Analyst

Okay. Secondly, on your updated REMS that you just submitted, first of all, do you know what the review timeline is for this, and do you have a sense from the field at how much of an impact the current specialty distribution network is having on the uptake of Qsymia?

Mike Miller - VIVUS, Inc. - SVP, Chief Commercial Officer

I think I will handle the second question first. I did cite as one of the issues that, this is that a departure for physicians to have to fax prescriptions into this network. We understand that and that certainly has been an element of our education and part of the call. Yes, I think it’s a factor. I think it’s one that we continue to address and I think we’ve made some progress on.

I think, with respect to the REMS modification, we — the FDA gives a time limit of six months at its longest. Do we expect conversations in advance of that? We do. Keep in mind that the REMS modification request was included in our approval letter.

Cory Kasimov - JPMorgan Chase & Co. - Analyst

Okay. And then as far as the additional retail channels, the more standard or common retail channels you would be bringing on, should we assume that the specialty distributors you’re using currently would be the same ones you’d be using in a more commonplace retail channel?

Mike Miller - VIVUS, Inc. - SVP, Chief Commercial Officer

I think what we’ve stated is that it would be increasing access through select retail pharmacies. And at the end of the day, we’d propose something to the FDA. We look forward to that discussion and we’ll see what comes of it.

Cory Kasimov - JPMorgan Chase & Co. - Analyst

All right, thank you.

Operator

Thank you. Our next question comes from Simos Simeonidis with Cowen and Company.  Please go ahead, your line is open.

Simos Simeonidis - Cowen and Company - Analyst

Thanks for taking the question. I’d like to get a better understanding of the 30% abandonment and how it works. In a regular retail pharmacy, you submit your script in person or electronically and you go to pick it up and you say — oh, I don’t want to pay $60, I thought it was going to be $20, and you walk away. How does it work in this case? You submit electronically or the doctor faxes it and then I guess CVS or Walgreens calls you, tells you how much it is, and then you say I guess over the phone — don’t ship it. And secondly, if that’s the case, are the 3,500 people that you count as your patients, are they excluding the abandoned people so could it be another 1,000 patients that have abandoned? So could you have, for example, 4,500 patients that are interested and there’s 1,000 that you are not counting?

Mike Miller - VIVUS, Inc. - SVP, Chief Commercial Officer

So, in terms of the abandonment, no, you described accurately. It would be very much like in a retail setting. Where you tell me what the drug’s going to cost and I find out and I say, no, thank you and I walk away. That is the exact thing that would happen over the phone with the pharmacy network. That is where the 30% actually comes from. To go further in your analysis, does that mean that yes, would we have 30% more patients on Qsymia if there was no abandonment? Yes, the math would work that way, yes.

Simos Simeonidis - Cowen and Company - Analyst

So the demand, so to speak, was for 4,600 patients actually? The 3,500 that you mentioned are the patients who actually paid for the prescriptions?

Mike Miller - VIVUS, Inc. - SVP, Chief Commercial Officer

Yes, we tend to look more — I mean, I think we should be clear.  There’s abandonment with every drug in every retail setting to some extent. People don’t — even if you have coverage, they don’t like the co-pay and they’ll walk away. So I think to think that we would have zero abandonment is probably not realistic. As I said our objective is to lower that walk-away rate.

Simos Simeonidis - Cowen and Company - Analyst

Okay. Would you have the data on what percent of the people, that the patients that abandoned, were covered?

Mike Miller - VIVUS, Inc. - SVP, Chief Commercial Officer

No. It would be either — yeah, they would either have cash pay or some portion of their co-pay, they determine not acceptable. So they walk. It can be both a complete cash pay patient or a patient that’s covered with a high co-pay.

Simos Simeonidis - Cowen and Company - Analyst

Okay. And then from the — your target of 25,000 physicians to be targeted by your sales force, what percent has already been detailed in the first six weeks? Have all had at least one visit?

Mike Miller - VIVUS, Inc. - SVP, Chief Commercial Officer

Not all, but I would say that most of our called on physicians have been called on once or twice.

Simos Simeonidis - Cowen and Company - Analyst

Okay and the final question and then I’ll jump back in the queue. Your goal for the first year was to have a roughly 30% reimbursement. Is that still your goal given that roughly 20% that you are seeing already?

Mike Miller - VIVUS, Inc. - SVP, Chief Commercial Officer

Yes, I think 30% is a reasonable goal for us.

Simos Simeonidis - Cowen and Company - Analyst

Okay, thank you.

Operator

Thank you, sir.  Our next question in the queue comes from Lee Kalowski, Credit Suisse.  Please go ahead, your line is open.

Lee Kalowski - Credit Suisse - Analyst

Thank you for taking the question. Maybe the first one for you, Mike, I guess you said that you did 28,000 details to the 25,000 targeted doctors. So are you saying that about an average was just about one detail per doctor?

Mike Miller - VIVUS, Inc. - SVP, Chief Commercial Officer

Yes, I think I stated the frequency was about one to two.

Lee Kalowski - Credit Suisse - Analyst

Okay. Given the differences around some of the complications around the mail order, do you consider that to be enough details per physician? Is that enough hand-holding? Is there anything qualitative you could say about prescriptions per physician where they might have been visited more or less than that average?

Mike Miller - VIVUS, Inc. - SVP, Chief Commercial Officer

There’s really no way to determine. I think where you’re going is, do you see a frequency versus writing relationship. I’ll just remind everybody, we’re six weeks into it, so there is really no way to determine what a detail response is at this point. Our sales force is doing — they have very good access. We’re doing well on that front. But keep in mind, it’s one or two times.

Lee Kalowski - Credit Suisse - Analyst

Okay, I guess maybe I could ask the question a little bit differently. Do you think that the doctors have had enough hand-holding to be walked through the mail order process? Going forward, does it make sense to lower the number of targets and the number of visits per doctor?

Mike Miller - VIVUS, Inc. - SVP, Chief Commercial Officer

Actually, I think this frequency is pretty realistic given the size of the target market. I don’t think at this time there’s anything that indicates that we need to change our target market. I think we — again, we have good access. Physicians will not see you on a multiple time per week basis. Again, we’re six weeks in. We continue to do that.  I think that the important part of the call is actually with the staff and less so with the physicians. It’s the physician who writes the script, it’s actually the staff that actually processes the prescription and counsels the patient. So that’s where we have been doing, I think, a significant time sync is with the staff and making sure that the staff understands how to process the script.

Lee Kalowski - Credit Suisse - Analyst

Okay. Thank you.

Operator

Thank you, sir.  Next question comes from Steve Byrne with Bank of America. Please go ahead, your line is open.

Steve Byrne - BofA Merrill Lynch - Analyst

Mike, I wanted to ask you what you see at this point as the relative importance in this launch so far, the size of your sales force or the investment in education and awareness programs?

Mike Miller - VIVUS, Inc. - SVP, Chief Commercial Officer

That’s a good question. As I said, I think we have to look at this as a launch of the category. This category really did not exist, and so there has been very little support around education, very little CME going on, and it has been not really developed in a way that a branded category needs to be. We continue, and I touched on a little bit of that in my points, is that we continue to really look at education and ways of making sure that physicians understand obesity, understand how to treat obese patients with multiple co-morbidities, how Qsymia fits in treatment guidelines. Those are important things.

We have stayed away from the cosmetic weight loss. We have stayed away from those type of patients. We believe that our focus in cardio-metabolic disease is the right one. And so we continue to look at this as the launch of the category and that requires our investment in education and support, building coverage where there was none, and doing all the trappings of a category build.

Leland Wilson - VIVUS, Inc. - CEO

This is Lee. I’d just add, the reasons why this is important to concentrate on these patients with cardio-metabolic disease.  First, it’s a disease category, not a cosmetic category. That is a huge determinant of the payer’s ability or willingness to cover the product going forward. That’s one reason why we cannot deviate from this. The second one is, clearly, we’re asking the FDA for expansion into retail as well. I think all of you’ve known, that have followed us for some time now, the significant concern by the FDA has been a runaway launch where it is used largely for cosmetic use.

So controlling that is extremely important to us at this stage of the game. Those are the reasons why it is essential that we create this new category. We are not going to go out and pick the low hanging fruit of the cosmetic patient that’s in here to lose 5 to 10 pounds. That will be a short-term gain and a long-term loss, just to be clear.

Steve Byrne - BofA Merrill Lynch - Analyst

Then based on what you’ve learned so far, are you considering paying a big partner with a large primary care sales force for doc calls? Is that something that you would consider now or do you not have enough information yet about this launch?

Mike Miller - VIVUS, Inc. - SVP, Chief Commercial Officer

What I’ve always stated publicly is that we would look to a partner, certainly after the initial launch of the drug. That is something that we would consider, is the expansion of a footprint. But keep in mind that we’re building a category. Hitting this with 1,500 reps day one would not have been the right tack. I think a focused category build, as we are doing now, with the later expansion as coverage improves, as access improves, things of that nature, are very good levers.

Leland Wilson - VIVUS, Inc. - CEO

This is Lee, again. I would just add that to establish this market, you need to first start with the specialists and those are largely endocrinologists and weight loss and other physicians that specialize in weight loss. You need to build that beachhead first before you start expanding out into the general population. I think Mike would agree that primary care physicians are looking to, specifically, to endocrinologists for their experience before they start writing. Our sales force is adequate to really hit these high prescribing physicians that are the ones with high interest, the endocrinologists, et. cetera. Adding more sales reps at this point is not the answer. Other people have asked about direct-to-consumer advertising. Until we get this physician base broadened, there’s no sense in bringing on direct-to-consumer advertising at this point. This is the appropriate size sales force for educating the targeted physicians we have, and we will expand as aggressively as we possibly can. We’re in the business of trying to sell this product and so we will do it the right way and we will expand when appropriate; that includes bringing on partners et. cetera, et. cetera, to help us sell this product.

Steve Byrne - BofA Merrill Lynch - Analyst

And just lastly, what are you finding is the duration between when the initial script is written and when it’s shipped to the patient, and has that duration changed in the last six weeks?

Mike Miller - VIVUS, Inc. - SVP, Chief Commercial Officer

Right now, I see probably the week to two weeks delay from the time it’s written to the time it’s filled. I think initially there was some confusion in terms of exactly what needed to be on the script and what form needed to be filled out for the pharmacy, and I think that has been ironed out. I think that we have contained much of that and improved a lot of the processes around that through education of the offices. But the physician still has to write it, fax it in. If it is complete, it processes and gets to the patient in five to seven days.

Steve Byrne - BofA Merrill Lynch - Analyst

Okay, thank you.

Operator

Thank you, sir.  Our next question comes from Alan Carr with Needham.  Please go ahead, your line is open.

Alan Carr - Needham & Company - Analyst

I want to go back to the prescribers.  You mentioned there were — let’s see, how many —I’m wondering about what you’ve learned about the expertise of these prescribers or the background of these prescribers. Is it as you expected it? Is it the same mix as the 25,000 that you’re targeting, the ones that are actually prescribing?

Mike Miller - VIVUS, Inc. - SVP, Chief Commercial Officer

Yes, it is. I would say that the predominant among our prescribers are our called on docs.

Alan Carr - Needham & Company - Analyst

Let me rephrase.  You had a mix of endocrinologist, primary care, that sort of thing.  Is there a greater proportion of any specialty in the fraction that is prescribing?

Mike Miller - VIVUS, Inc. - SVP, Chief Commercial Officer

I would say that the majority of the prescribers to date have been primary care, but that is their specialty. They could be running obesity practices, because an obesity specialty is not one that tagged by the AMA. What we see is a primary care specialty designation, but endos are, I would say, over-represented in this number, and that pretty much makes up the makeup of our prescribers to date.

Alan Carr - Needham & Company - Analyst

Okay, thanks very much.

Operator

Thank you.  Our next question comes from Josh Schimmer with Lazard Capital Markets.  Please go ahead, your line is open.

Josh Schimmer - Lazard Capital Markets - Analyst

Hi.  Thanks for taking the question. I’m wondering if you’ve started to see any meaningful growth in new patient initiations towards the end of October and early November? And when do expect your efforts to lower the reimbursement and increase new patient adds, when do expect that to start to be seen in the prescription trends? And then when ultimately, when you think you’ll be at that peak level of access and reimbursement?

Mike Miller - VIVUS, Inc. - SVP, Chief Commercial Officer

I’ll just talk about the most recent weeks. I’d say in the last couple weeks, we are now seeing refills. Keep in mind that we were advocating to write six weeks of therapy for patient initiations. So it’s now — only until now, do we start seeing refill activity. We’re pleased to see that.

With regard to reimbursement, I think six months is a reasonable time frame to make an impression upon payers and begin, again, our tactics to lower the co-pay and lower the cash outlay for these patients. I think we can directly affect the abandonment rate.

Josh Schimmer - Lazard Capital Markets - Analyst

So in terms of the new patient starts, we should wait six months to see that inflection, or do you think you can see something sooner than that?

Mike Miller - VIVUS, Inc. - SVP, Chief Commercial Officer

I think we could definitely see something sooner than that for new patient starts. My comment was that up until the last couple weeks, we have seen nothing but new prescriptions. We are now seeing refills. That changes the dynamic of the patient mix. We’re very pleased with that and that will certainly support a good trend.

Josh Schimmer - Lazard Capital Markets - Analyst

Okay. Thanks.

Operator

Thank you and we do have time for one final question.  Our final question for today’s event comes from Bert Hazlett, Roth Capital. Please go ahead, your line is open.

Bert Hazlett - Roth Capital Partners - Analyst

Thank you for taking the question.  You’ve touched on a number of things in terms of your planning and your outlook going forward. Could you characterize, maybe if you could rank order your priorities in terms of affecting the launch, is it focusing on the REMS program? Is it focusing on reimbursement? Is it focusing on awareness? I’m just curious as to the order in which you prioritize your efforts going forward. Thanks.

Mike Miller - VIVUS, Inc. - SVP, Chief Commercial Officer

Sure. Sure. The awareness among our physicians is high, so I don’t see that as a priority for us. I think the key that we have been dealing with our called upon physicians is to initiate and engineer a successful trial. Since Qsymia is quite effective and results are seen early and consistently, we believe that in itself drives much of the adoption. That is really the charge of our sales representatives now, is certainly their sales plan execution, which they have done well to date, and initiating trial. I’d say that’s first and foremost.

Secondly is lessening the abandonment rate. That’s the function of two things — one, coverage, and second, other tactics that we could deploy that may lower that initial pinch point when a physician or when a patient decides to initiate therapy. That’s, I’d say, second. Then third, since we’re on the clock of the FDA, is the REMS modification. It’s very important and again, we have had — we feel like we have proposed a very viable modification request to them, but we’ll look forward to those discussions. We think the expansion into retail could be very significant for us. So I’d say those three are pretty much our priorities at the moment.

Bert Hazlett - Roth Capital Partners - Analyst

Thank you for the color.

Operator

Thank you. Again, that does conclude our time for questions. I’d like to turn the program back over to Mr. Morris for closing remarks.

Tim Morris - VIVUS, Inc. - SVP Finance & CFO

Thank you very much. We appreciate all your questions today. If you have additional questions, we will be available. As we also announced, all the members of the Management will be out in the next two weeks at various Investor Conferences. We’re happy to take your follow-on questions then. I’d like to turn it back to Leland for a few closing comments.

Leland Wilson - VIVUS, Inc. - CEO

Okay. Just a few points I think that Mike has made, I think, very well during the discussion here, but I want to emphasize them again. The first one is that we are early in the launch. The majority of targeted physicians have only been seen once or twice. The physicians who initially prescribed have prescribed Qsymia to only a few patients at this point. They need to look at the results from those patients in order — before they can get on board with prescribing to a broader range of patients within their practice.

The second point that Mike made, I think, that’s worth emphasizing again is that we are positioning Qsymia for the management of medical obesity. Therefore, clinicians are beginning to learn how to integrate Qsymia into the medical management of patients with these chronic diseases. They need to be able to adjust meds and do things of this nature. It requires effort on their parts to take on that task.

Today’s market is essentially a new treatment or a new build market, which is requiring education on the disease itself, the appropriate patient selection, and how to get Qsymia through our select mail order houses. That’s work that needs to be done that is not typical in an existing market that you enter into.

The lack of coverage I would say is a major concern and is a high priority for us. If I was to say one of the surprises is that the walk-away rate is as high as it is because of the motivation that people have. I’m hopeful that those patients are reconsidering walking away at this point and so they would be willing, perhaps, to come back and pay the tariffs to get that done. But we’re also working on some programs to help them with that initial cash outlay. And obviously, we’re working on getting payers on board as quickly as we possibly can. That’s a major area for us that we need to be specializing in.

This whole issue with the REMS, you know, one of the major challenges with the REMS is that they have to use the mail order house and many patients have not used mail order in the past. So being able to go into their local retail pharmacy, and we’re hopeful that we will be able to have retail outlets in all the major cities across the country that will be able to write. Now, of course, this is up to the FDA and discussions with them, and we’ll have to wait and see how that occurs. But that will help considerably in those patients that are not comfortable going through the mail order process.

And so again, I think the metrics that we’re all looking for in the near future here to determine the success — the future success of our product, I think there’s the hard metrics will be following scripts carefully, obviously, and reporting those to you. We have, I think, been fully disclosing to this point. We’ll report less frequently going forward, but clearly we’ll have scripts at the end of the quarter to report as well. Scripts are only an important part of it.  You should be looking for expansion of the payers that are willing to pay for the product, and we will likely be announcing those through press releases, et. cetera, as we go forward, so you’ll be able to get information on the payers. Obviously, the REMS expansion will be something that will be released in the press release, as well. So there’s going to be news event that are coming here that will give you I think critical insight into this launch over the next several weeks or months to look forward to.

With that, we want to thank you for your participation and thanks again.

Operator

Thank you, presenters. Again, ladies and gentlemen, this does conclude today’s conference. Thank you for your participation and have a wonderful day. Attendees, you may disconnect at this time.